EXHIBIT 99.1

SAKS INCORPORATED ANNOUNCES FIRST QUARTER EARNINGS

	Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE		www.saksincorporated.com

Birmingham, Alabama (May 20, 2003)

FIRST QUARTER HIGHLIGHTS:

•	Saks Incorporated recorded net income before certain items of $12.6 million, or $.09 per share, for the first quarter ended May 3, 2003, compared to income on the same basis of $21.9 million, or $.15 per share, last year. The year-over-year earnings decline resulted from a comparable store sales decrease of 3.4% and the associated 20 basis point decline in gross margin rate.

•	After recognition of certain items, net income was $14.4 million, or $.10 per share, for the first quarter ended May 3, 2003, compared to a net loss of ($25.4) million, or ($.17) per share, last year.

•	On April 15, the Company consummated its strategic alliance with Household International to own Saks’ private label credit card business. The alliance is consistent with the Company’s objective of increasing returns on invested capital while reducing financial risk. As expected, the Company’s first quarter operating performance reflected increased SG&A expense resulting from the April 15th transaction closing.

•	At quarter end, the Company had approximately $500 million in cash on hand, no borrowings on its $700 million revolving credit facility, and a debt-to-capitalization ratio of 36.9%.

•	The Company announced in the quarter a 25 million-share increase in its share repurchase authorization program.

•	The Company made an investment in FAO, Inc. and announced its planned acquisition of Club Libby Lu, the operator of eleven specialty stores targeting pre-teen girls. The Club Libby Lu transaction was consummated shortly after quarter end.

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SAKS INCORPORATED ANNOUNCES FIRST QUARTER EARNINGS

Contact:	Julia Bentley
(865) 981-6243
www.saksincorporated.com

Birmingham, Alabama (May 20, 2003)—Retailer Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”) today announced results for the first quarter ended May 3, 2003.

The Company currently operates two business segments, Saks Department Store Group (“SDSG”) and Saks Fifth Avenue Enterprises (“SFAE”). SDSG consists of the Company’s department stores under the Parisian, Proffitt’s, McRae’s, Younkers, Herberger’s, Carson Pirie Scott, Bergner’s, and Boston Store nameplates and Club Libby Lu specialty stores. SFAE is comprised of the Saks Fifth Avenue luxury department stores and Saks Off 5th outlet stores.

Earnings Overview

In order to provide operating results in a manner that management believes permits better comparability, the Company is disclosing results of operations prior to certain items in addition to results determined in accordance with generally accepted accounting principles.

Income before certain items was $12.6 million, or $.09 per share, for the first quarter ended May 3, 2003, compared to income on the same basis of $21.9 million, or $.15 per share, for the quarter ended May 4, 2002. After recognition of the certain items outlined below, net income was $14.4 million, or $.10 per share, for the first quarter ended May 3, 2003, compared to a net loss of ($25.4) million, or ($.17) per share, last year.

During the first quarter of 2003, the Company recorded certain items aggregating to income of $1.8 million (net of taxes), or $.01 per share, primarily related to a $3.2 million gain (net of taxes) on the Household receivables transaction, partially offset by charges principally related to asset dispositions and the Younkers consolidation. Certain charges for the first quarter of 2002 totaled $47.3 million, or $.32 per share, primarily related to the cumulative effect of a change in accounting for goodwill.

Operating income before certain items by segment (in millions) was as follows:

	Quarter Ended
	May 3, 2003	May 4, 2002
SDSG	$24.5	$40.5
SFAE	33.0	35.2
Other	(8.8)	(10.0)

Total	$48.7	$65.7

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First Quarter Comments and Outlook for the Balance of 2003

R. Brad Martin, Chairman and Chief Executive Officer of Saks Incorporated, commented, “We were disappointed in the Company’s first quarter performance as a consolidated comparable store sales decline of 3.4% and the associated 20 basis point deterioration in our gross margin rate led to a year-over-year decline in earnings.”

George Jones, President and CEO of SDSG, noted, “During the quarter, at SDSG we faced a challenging operating environment characterized by weak year-over-year demand and adverse weather conditions in many of our markets, resulting in a comparable store sales decline of 2.9%. The level of promotional activity was increased, which put significant pressure on the gross margin line. As a result, SDSG first quarter operating income fell 40% from last year. In the midst of this difficult environment, SDSG made significant progress in furthering its key strategic initiatives of developing its franchise businesses, growing sales in key item categories, and increasing the overall mix of private brand and other differentiated product in its stores. Sales penetration for each of these strategic areas increased for the quarter.”

SFAE President and CEO Christina Johnson stated, “A continued difficult luxury market and weather conditions in the Northeast where we are most concentrated led to a 4.1% decrease in comparable store sales. However, a diligent focus on inventory and expense management mitigated the impact of the sales shortfall, leading to a relatively stable operating income performance year-over-year.”

Martin noted, “Trading conditions remain uncertain, making the forecasting of near-term operating results particularly difficult. We believe that there will be continued sales and gross margin rate pressure in the second quarter of 2003. We are cautiously optimistic regarding some improvement in sales and operating performance trends in the second half of 2003.”

Household Transaction and Balance Sheet Comments

On April 15, 2003, the Company consummated its strategic alliance with the retail services business of Household International to operate Saks’ private label credit card business. The alliance is consistent with the Company’s objective of increasing returns on invested capital while reducing financial risk. Household will own the new accounts and balances generated during the term of the alliance, which initially will be ten years. Saks will continue to provide key customer service functions.

Household purchased the private label credit card accounts owned by the Company’s wholly owned credit card bank as well as the outstanding balances associated with those accounts. The total purchase price of approximately $1.3 billion included approximately $300 million in net cash proceeds and the assumption or repayment of the Company’s approximately $1.0 billion of securitization liabilities.

The Company ended the quarter with approximately $500 million of cash on hand and no borrowings on its $700 million revolving credit facility. Total debt at May 3, 2003 was approximately $1.3 billion, and debt-to-capitalization was 36.9%.

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Additional Company Information

Sales Detail

Total sales numbers below represent owned department sales and leased department commissions. Total sales (in millions) for the first quarter ended May 3, 2003 compared to last year’s first quarter ended May 4, 2002 were:

	This Year	Last Year	Total (Decrease)	Comparable (Decrease)
SDSG	$799.2	$818.2	(2.3%)	(2.9%)
SFAE	582.7	608.0	(4.2%)	(4.1%)

Total	$1,381.9	$1,426.2	(3.1%)	(3.4%)

Leased department commissions included in the total sales numbers above were as follows (sales in millions):

	Quarter Ended
	May 3, 2003	May 4, 2002
SDSG leased commissions	$4.3	$4.4
SFAE leased commissions	5.7	5.1

Total leased commissions	$10.0	$9.5

Store News

During the first quarter, the Company opened a new Bergner’s store in Peoria, Illinois and a new Off 5th store in Skokie, Illinois. At quarter end, Saks operated 241 SDSG stores with 26.5 million square feet, 60 Saks Fifth Avenue stores with 6.3 million square feet, and 53 Off 5th units with 1.5 million square feet.

Inventories

Inventories at May 3, 2003 totaled $1.411 billion. Total inventories increased approximately 4% over last year, and comparable store inventories increased approximately 3% over last year, following a 10% comparable store inventory decline at the end of the first quarter of 2002.

Financial Impact of Household Transaction

Historically, with the exception of depreciation expense, all of the components of the credit operation have been included in the SG&A line on the income statement (consisting of finance charge income earned less finance charge income allocated to third parties less bad debt expense less cost of servicing). The Company’s credit operation has historically generated a positive financial contribution, resulting in a net reduction to the SG&A line.

Following consummation of the Household transaction, the components of the credit operation will continue to be included in the SG&A line on the income statement (consisting of program compensation from Household less the cost of servicing). The credit operation is expected to continue to produce a positive financial contribution and a net reduction of SG&A expense, but to a lesser degree than before. Management estimates that reported SG&A expenses will increase between $30 million and $50 million on an annualized basis as a result of the consummation of the Household transaction. The specific effect is dictated by factors such as the financing costs and bad debt expense that the Company would have incurred had it continued to own the

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receivable portfolio. Responsibility for those costs has transferred to Household. The effect on SG&A expenses typically is more pronounced in the first half of each year, when finance charge income earned is higher (a function of higher receivables balances) and bad debt expense is lower (recorded as a percentage of credit sales, which are lower in the first half). Consistent with these expectations, the Company’s first quarter operating performance reflected increased SG&A expense resulting from the April 15th transaction closing.

The Company’s ability to offset the increase in SG&A expenses and the effect of the transaction on the Company’s ongoing financial results will reflect, among other things, the timing and specific use of the net cash proceeds from this transaction. Management expects proceeds will be used for general corporate purposes, including common stock repurchases, debt reduction, and strategic investments such as the recently announced investment in FAO, Inc. (the parent company of FAO Schwarz, Right Start, and Zany Brainy) and the acquisition of Club Libby Lu. The Company purchased approximately 900,000 shares of Saks’ common stock (for a total price of $7.0 million) during the quarter.

Conference Call Information

Management has scheduled a conference call at 9:30 a.m. Eastern Time on Tuesday, May 20, 2003 to discuss first quarter results. To participate, please call (706) 643-1966 (10 minutes prior to the call). A replay of the call will be available for 48 hours following the live call. The dial-in number for the replay is (706) 645-9291 (conference ID number 7476531).

Interested parties also have the opportunity to listen to the conference call over the Internet by visiting the Investor Relations section of Saks Incorporated’s corporate website at http://www.saksincorporated.com/investor_relations.html. To listen to the live call, please go to the address listed at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call, and a transcript will be posted on the Company’s web site within 24 to 48 hours.

To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.saksincorporated.com, click on “Investor Relations,” click on “e-mail Alerts,” and fill out the requested information.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response

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to increased relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful implementation of the Company’s proprietary credit card strategic alliance with Household Bank (SB), N.A.; and changes in interest rates. For additional information regarding these and other risk factors, please refer to Exhibit 99.3 to the Company’s Form 10-K for the fiscal year ended February 1, 2003 filed with the Securities and Exchange Commission (“SEC”), which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED) Three Months Ended
	May 3, 2003		May 4, 2002
Net sales	$1,381,860	100.0%	$1,426,227	100.0%
Cost of sales (includes buying & distribution)	859,169	62.2%	884,765	62.0%

Gross margin	522,691	37.8%	541,462	38.0%

Selling, general and administrative expenses	335,068	24.2%	337,386	23.7%
Other operating expenses:
Property and equipment rentals	46,627	3.4%	46,423	3.3%
Depreciation & other amortization	52,264	3.8%	52,474	3.7%
Taxes other than income taxes	38,229	2.8%	41,115	2.9%
Store pre-opening costs	1,228	0.1%	835	0.1%
Integration charges	465	0.0%	—	0.0%
Losses from long-lived assets	2,278	0.2%	926	0.1%

Operating income	46,532	3.4%	62,303	4.4%
Other income (expense):
Interest expense	(28,864)	-2.1%	(31,074)	-2.2%
Gain on extinguishment of debt	—	0.0%	709	0.0%
Other income (expense), net	5,068	0.4%	385	0.0%

Income before provision for income taxes and cumulative effect of accounting change	22,736	1.6%	32,323	2.3%

Provision for income taxes	8,299	0.6%	12,122	0.8%

Income before cumulative effect of accounting change	14,437	1.0%	20,201	1.4%

Cumulative effect of a change in accounting principle, net of taxes	—	0.0%	(45,593)	-3.2%

Net income	$14,437	1.0%	$(25,392)	-1.8%

Basic earnings per common share:
Before cumulative effect of accounting change	$0.10		$0.14
After cumulative effect of accounting change	$0.10		$(0.18)

Diluted earnings per common share:
Before cumulative effect of accounting change	$0.10		$0.14
After cumulative effect of accounting change	$0.10		$(0.17)

Weighted average common shares:
Basic	143,233		142,427
Diluted	144,794		147,250

SAKS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(Dollars In Thousands)

	(UNAUDITED)

	May 3,	May 4,
	2003	2002
ASSETS
Current assets
Cash and cash equivalents	$502,776	$100,463
Retained interest in accounts receivable	—	259,631
Merchandise inventories	1,411,247	1,358,634
Other current assets	185,126	101,054
Deferred income taxes, net	71,322	54,448

Total current assets	2,170,471	1,874,230

Property and equipment, net	2,117,992	2,224,013
Goodwill and intangibles, net	316,054	317,559
Deferred income taxes, net	115,618	165,916
Other assets	56,304	48,976

TOTAL ASSETS	$4,776,439	$4,630,694

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	$399,668	$340,509
Accrued expenses and other current liabilities	492,282	520,134
Current portion of long-term debt	7,371	4,807

Total current liabilities	899,321	865,450

Long-term debt	1,324,847	1,330,865
Other long-term liabilities	275,341	183,118

Total shareholders’ equity	2,276,930	2,251,261

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,776,439	$4,630,694

SAKS INCORPORATED

SEGMENT INFORMATION

(Dollars In Thousands)

	(UNAUDITED) Three Months Ended
	May 3, 2003	May 4, 2002
Net Sales:
Saks Department Stores Group	$799,151	$818,195
Saks Fifth Avenue Enterprises	582,709	608,032

	$1,381,860	$1,426,227
Operating Income:
Saks Department Stores Group	$24,512	$40,458
Saks Fifth Avenue Enterprises	32,982	35,257
Other	(8,825)	(10,041)
Certain Items	(2,137)	(3,371)

	$46,532	$62,303
Depreciation and Amortization:
Saks Department Stores Group	$27,309	$27,618
Saks Fifth Avenue Enterprises	23,170	24,257
Other	1,785	599

	$52,264	$52,474
Total Assets:
Saks Department Stores Group	$2,149,048	$2,283,803
Saks Fifth Avenue Enterprises	1,676,759	1,803,003
Other	950,632	543,888

	$4,776,439	$4,630,694